STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

This Agreement this 31st day of March, 2009 by and among One Up Acquisition, Inc., a Georgia corporation and wholly owned subsidiary of Parent ("Buyer"); Remark Enterprises, Inc., a Nevada corporation ("Parent"); and One Up Innovations, Inc. a Georgia corporation (the "Company") and Louis S. Friedman, majority shareholder of the Company (“Seller”).

RECITALS

A.           The respective Boards of Directors of each of the Company, Buyer and Parent, and Seller, has approved and declared advisable the merger of the Company with and into Buyer (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the common stock of the Company (a "Company Common Share" or, collectively, the "Company Common Shares"), will be converted into 4.3845546753968 shares of common stock, $0.0001 par value, of Parent ("Parent Common Stock") which, after giving effect to the Merger, shall equal, in the aggregate, 90% of the total issued and outstanding common stock of Parent.  Each Series A Preferred Share of the Company (a “Company Preferred Share” or, collectively, the “Company Preferred Shares”) will be converted into 4.3 shares of preferred stock of Parent with the provisions, rights and designations set forth herein.  The Company Common Shares and the Company Preferred shares are referred to herein, collectively, as the “Company Shares”.

B.           The respective Boards of Directors of the Company, Buyer and Parent have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders.

C.           It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

D.           For financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase";

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECT OF MERGER

SECTION 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the state of Georgia ("Georgia Law") at the Effective Time, the Buyer shall be merged with and into the Company and the separate corporate existence of the Buyer shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the merger, except as set forth herein.  The Merger shall have the effects specified in the Georgia Law.

SECTION 1.2  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of Cohen & Czarnik LLP 17 State Street, 39th Floor, New York 10004 not later than June 20, 2009 and at such other date, time and place as the parties hereto shall agree.

SECTION 1.3  Effective Time.  On the date of Closing, the Company and Buyer will cause a Certificate of Merger (the "Georgia Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Georgia. The Merger shall become effective at the time when the Georgia Certificate of Merger has been filed with the Secretary of State of the State of Georgia, or, as otherwise agreed by the Company and Buyer (the "Effective Time").

SECTION 1.4  Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended as provided therein or by applicable law.

SECTION 1.5  By-Laws.  The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

SECTION 1.6  Directors.  The director of the Company shall, from and after the Effective Time, be Louis S. Friedman until his successor have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws. As of the Effective Time, the authorized number of directors comprising the Board of Directors of Parent shall consist of not less than 3 and not more than 5 individuals.  The following individuals shall be elected to the Board Directors of Parent at the Effective Time: (i) Louis S. Friedman (Chairman of the Board); (ii) Don Cohen; and (iii) Ronald P. Scott.

SECTION 1.7  Officers.  The officer of the Company shall, from and after the Effective Time, be Louis S. Friedman (Chief Executive Officer and President), Ronald P. Scott, (Chief Financial Officer and Secretary), and Leslie Vogelman (Treasurer), until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.  As of the Effective Time, the officers of Parent shall be appointed as follows: (i) Louis S. Friedman (CEO, President), Ronald P. Scott (Chief Financial Officer and Secretary) and Leslie Vogelman (Treasurer).

SECTION 1.8  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Buyer:

(a)           Merger Consideration.

(i)           Each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for 4.3845546753968 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Parent Common Shares").

(ii)           Each Company Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for one (1) share of preferred stock of stock of Parent (“Parent Preferred Stock”) with characteristics, rights and designations substantially identical to the Company Preferred Shares except that each holder of record of Parent Preferred Stock shall be entitled to vote at all meetings of common stockholders and shall have ten (10) votes per share of Parent Preferred Stock.

(iii)           The Parent Common Shares and the Parent Preferred Shares, collectively, are referred to herein as the “Parent Merger Stock”, and the conversion of the Company Shares into Parent Merger Stock is referred to as the  "Merger Purchase Price");

(b)           At the Effective Time, all Company Shares shall be canceled and the Company shall cease to exist, and each certificate (a "Certificate") formerly representing:

(i)            any Company Common Shares shall thereafter represent only the right to receive the shares of Parent Common Stock into which such Company Common Shares have been converted; and

(ii)           any Company Preferred Shares shall thereafter represent only the right to receive  the shares of Parent Preferred Stock into which such Company Preferred Shares have been converted.

SECTION 1.9  Exchange of Certificates for Shares.

(a)           Exchange.  At Closing, Parent shall deliver or cause to be delivered to each respective owner of Company Shares and in each of their respective names certificates representing Parent Merger Stock into which the Company Shares that such shareholders owns are to be converted as set forth on Schedule 1 attached hereto.

(b)           Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I; no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such factional share, each holder of Company Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article I will be paid an additional share of Parent Common Stock or Parent Preferred Stock.

(c)           Adjustments of Conversion Number.  In the event that Parent changes the number of shares of Parent Common Stock or Parent Preferred Stock , issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger (other than the Merger, Stock Purchase or the cancellation of options previously granted by the Company), subdivision, or other similar transaction with a dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the conversion number shall be equitably adjusted.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Each of the Company and Seller represents, warrants and covenants to Buyer and Parent as follows and acknowledges that Buyer and Parent are relying upon such representations and warranties in connection with the Contemplated Transactions (as hereinafter defined):

SECTION 2.1  Capitalization.  The outstanding and issued capital stock of the Company consists of 10,263,300 shares of common stock and 1,000,000 shares of Series A Preferred Shares.  Schedule 1 sets forth the name of each record and beneficial shareholder of the Company (each a "Shareholder" and collectively the "Shareholders") and the number of Company Shares held by each such person.  Foam Labs, Inc., a Georgia corporation (the “Subsidiary”), is wholly owned by the Company and is its only subsidiary.  The Company and Subsidiary does not and, at the Closing, the Company and Subsidiary will not, have outstanding any capital stock or other securities or any rights, warrants or options to acquire securities of the Company or the Subsidiary, or any convertible or exchangeable securities and, other than Buyer pursuant to this Agreement, no person has or, at Closing will have, any right to purchase or otherwise acquire any securities of the Company or the Subsidiary.  There are, and at Closing there will be, no outstanding obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or the Subsidiary.  All of the Company Shares are, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any preemptive rights, rights of first refusal or any other contractual or legal restrictions of any kind except as set forth on Schedule 2.1.

SECTION 2.2  Title to the Shares.  Seller is the beneficial owner and holds good and valid title to its Company Shares free and clear of any Lien.  Upon consummation of the Contemplated Transactions and the satisfaction of the conditions to Closing set forth herein, Buyer will own all of the issued and outstanding shares of capital stock of the Company, free and clear of any Lien.  At the Closing, Seller and each Shareholder of the Company will deliver the Company Shares to Buyer free and clear of any Lien, other than restrictions imposed by the Securities Act of 1933, as amended, (the "Securities Act") and applicable securities Laws including the laws of the State of Georgia.

SECTION 2.3  Authority Relative to this Agreement.  At the Closing, the Company will have full power, capacity and authority to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions").  The execution, delivery and performance by the Company and Seller of each Transaction Document and the consummation of the Contemplated Transactions to which the Company and/or Seller are, or at Closing, will be, a party will have been duly and validly authorized by the Company and Seller and no other acts by or on behalf of the Company or Seller will be necessary or required to authorize the execution, delivery and performance by each of the Company and Seller of each Transaction Document and the consummation of the Contemplated Transactions to which it, he or she, is or, at Closing, will be, a party.  This Agreement and the other Transaction Documents to which the Company or Seller is a party have been duly and validly executed and delivered by the Company or Seller, respectively, and (assuming the valid execution and delivery thereof by the other parties thereto) will constitute the legal, valid and binding agreements of the Company and Seller, respectively, enforceable against the Company and Seller in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 2.4  No Conflicts; Consents.  The execution, delivery and performance by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Company is a party, upon approval of the Shareholders will not: (i) violate any provision of the certificate of incorporation or memorandum of association of the Company; (ii) require the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.4 (the "Company Required Consents"); (iii) violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract (including any Real Property Lease) to which the Company is a party or by which it or any of its assets is bound or subject, or to the best of Company’s knowledge and information result in the creation of any Lien upon any of the Company Shares or upon any of the Assets of the Company; (iv) violate any Order, any Law, of any Governmental Body against, or binding upon, the Company or upon any of their respective assets or the Business; or (v) violate or result in the revocation or suspension of any Permit.

SECTION 2.5  Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite powers, authority and all Permits required to own and/or operate its Assets and to carry on the Business as now conducted, including all qualifications under any statute in effect in any state or foreign jurisdiction in which the Company operates its Business.  The Company is duly qualified to do business and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

SECTION 2.6  Charter Documents and Corporate Records.  The Company has heretofore delivered to Parent true and complete copies of the Articles of Incorporation, By-Laws and minute books, or comparable instruments, of the Company as in effect on the date hereof.  The stock transfer books of the Company have been made available to Parent for its inspection and are true and complete in all respects.

SECTION 2.7  Financial Statements.

(a)           Schedule 2.7A sets forth true, complete and correct copies of: (i) the Company's audited financial statements as of and for the fiscal years ended June 30, 2008 and June 30, 2007 (the "Annual Statements"); (ii) the Company's and the Subsidiary’s financial statements as of and for the six months ended December 31, 2008 (the "Interim Statements"); and (iii) all management letters, management representation letters and attorney response letters issued in connection with the Annual Statements and the Interim Statements. Each of the Annual Statements and the Interim Statements present fairly and accurately in all material respects the financial position of the Company and the Subsidiary as of its date, and the earnings, changes in stockholders' equity and cash flows thereof for the periods then ended in accordance with GAAP, consistently applied.  Each balance sheet contained therein or delivered pursuant hereto fully sets forth all consolidated Assets and Liabilities of the Company existing as of its date which, under GAAP, should be set forth therein, and each statement of earnings contained therein or delivered pursuant hereto sets forth the items of income and expense of the Company which should be set forth therein in accordance with GAAP.  The audit of the Annual Statements has been completed and delivered by an independent auditing firm registered with the Public Company Accounting Oversight Board.

(b)           All financial, business and accounting books, ledgers, accounts and official and other records relating to the Company have been properly and accurately kept and completed, and the Company has no knowledge, notice belief or information there are any material inaccuracies or discrepancies contained or reflected therein.

SECTION 2.8  Liabilities. The Company has not incurred any Liabilities since December 31, 2008(the "Latest Balance Sheet Date") except (i) current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practice, and (ii) Liabilities reflected on any balance sheet referred to in Section 2.7(a).

SECTION 2.9  Company Receivables.  Except to the extent of the amount of the allowance for doubtful accounts reflected in the Annual Statements and the Interim Statements, all the Receivables of the Company reflected therein, and all Receivables that have arisen since the Latest Balance Sheet Date (except Receivables that have been collected since such date), are valid and enforceable Claims subject to no known defenses, offsets, returns, allowances or credits of any kind, and constitute bona fide Receivables collectible in the ordinary course of the Business except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws or principles of equity affecting the enforcement of creditors rights generally.

SECTION 2.10  Absence of Certain Changes.  a) Since July 1, 2008, the Company has conducted the Business in the ordinary course consistent with past practice, except as disclosed on Schedule 2.10 hereof, and there has not been:

(i)           Any material adverse change in the Condition of the Business;

(ii)           Any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Business or the Assets of the Company;

(iii)           Any change in any method of accounting or accounting practice by the Company;

(iv)           Except for normal increases granted in the ordinary course of business, any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, stockholder, director, consultant, agent or employee of the Company, or any alteration in the benefits payable or provided to any thereof;

(v)           Any material adverse change in the relationship of the Company with its employees, customers, suppliers or vendors;

(vi)           Except for any changes made in the ordinary course of Business, any material change in any of the Company's business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies;

(vii)           Any agreement or arrangement whether written or oral to do any of the foregoing.

(viii)                   The Company has no Liability that is past due and which, individually or in the aggregate, exceeds $25,000, except as shown on the Annual Statements or the Interim Statements.

SECTION 2.11  Leased Real Property.  b) The Company has no fee interest, purchase options or rights of first refusal in any real property and the Company has no leasehold or other interest in any real property, except as set forth on Schedule 2.11 (the "Leased Real Property"), and all leases including all amendments, modifications, extensions, renewals and/or supplements thereto (collectively, "Real Property Leases") are described on Schedule 2.11.

SECTION 2.12  Personal Property; Assets.  The Company has good and valid title to (or valid leasehold interest in) all of its personal property and Assets, free and clear of all Liens, except the Permitted Liens and as indicated on Schedule 2.12.  The machinery, equipment, computer software and other tangible personal property constituting part of the Assets and all other Assets (whether owned or leased) are in good condition and repair (subject to normal wear and tear) and are reasonably sufficient and adequate in quantity and quality for the operation of the Business as previously and presently conducted.  Schedule 2.12 contains a list and description of all tangible personal property owned or leased by the Company with a book value (before depreciation) of $25,000 or more.  The Assets constitute all of the assets, which are necessary to operate the Business of the Company as currently conducted.

SECTION 2.13  Contracts.  i)  Schedule 2.13 sets forth an accurate and complete list of all Contracts to which the Company is a party or by which it or its Assets are bound or subject that: (i) cannot be canceled upon 30 days' notice without the payment or penalty of less than One Thousand Dollars ($1,000); or (ii) involve aggregate annual future payments by or to any person of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to Buyer.

(b)           All Contracts to which the Company is a party are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts.  Except as set forth on Schedule 2.13, the Company is not in default (or alleged default) under any such Contract.

SECTION 2.14  Patents and Intellectual Property Rights.  ii) Schedule 2.14 sets forth a list of each patent, trademark, trade name, service mark, brand mark, brand name, and registered copyright as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Intellectual Property") owned or used in connection with the Business by the Company and indicates, with respect to each item of Company's Intellectual Property that is licensed by the Company, the name of the licensor thereof and, with respect to oral Contracts, the terms of such license relating thereto.  The use of the foregoing by the Company does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand name, computer program, database, industrial design, trade secret, copyright or any pending application thereto of any other person and there have been no claims made and the Company has not received any notice or otherwise know that any of the foregoing is invalid or conflicts with the asserted rights of other Persons or have not been used or enforced or have been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of the Intellectual Property, except as set forth on Schedule 2.14A.

(b)           The Company owns or has rights to use all Intellectual Property, know-how, formulae and other proprietary and trade rights necessary to conduct the Business as it is now conducted.  The Company has not forfeited or otherwise relinquished any such Intellectual Property, know-how, formulae or other proprietary right used in the conduct of the Business as now conducted.

(c)           To the extent used in the conduct of the Business by the Company, each of the licenses or other contracts relating to the Company's Intellectual Property (collectively, the "Intellectual Property Licenses") is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no notice or claim of default under any Intellectual Property License either by the Company or, to the Company's knowledge, by any other party thereto, and to the Company’s knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder.

SECTION 2.15  Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving the Company, its Assets, the Business, or the Company Shares. There are no actions, suits, claims or counterclaims, examinations, Company Required Consents or legal, administrative, governmental or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of the Company's knowledge, threatened on the date hereof, against or involving the Company, its Assets, the Business or the Company Shares.

SECTION 2.16  Taxes.  iii)  Except as set forth in Schedule 2.16:

(i)           The Company has timely filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(ii)           the Company has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of the Company shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(iii)           the accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of the Company as of the date of the Annual Statements, the Interim Statements or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of the Company as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of the Company whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with GAAP;

(iv)           no extension of time has been requested or granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and the Company has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(v)           the Company has not received notice of a determination by a Tax Authority that Taxes are currently owed by the Company (such determination to be referred to as a "Tax Deficiency") and, to the Company's knowledge, no Tax Deficiency is proposed or threatened;

(vi)           all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(vii)          there are no Tax Liens on or pending against the Company or any of the Assets, other than those which constitute Permitted Liens;

(viii)         there are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(ix)           no issue has been raised in any examination, investigation, Company Required Consents, suit, action, claim or proceeding relating to Taxes (a "Tax Company Required Consents") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(x)           there are no pending or threatened Tax audits of the Company;

(xi)          the Company has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(xii)         there are no transfer or other taxes (other than income taxes) imposed by any state on the Company by virtue of the Contemplated Transactions; and

(xiii)        no claim has been made by any Tax Authority that the Company is subject to Tax in a jurisdiction in which the Company is not then paying Tax of the type asserted.

Each reference to a provision of the Code in this Section 2.16 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law.

(b)           To the Company’s knowledge, the Company has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto.  The Company has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing.  With respect to sales made by the Company prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by the Company and will be included in the Assets of the Company as of the date of Closing.

SECTION 2.17  Compliance with Laws.  The Company is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders") and to the best of the Company’s knowledge, belief  and information, any Laws of any Governmental Bodies affecting the Company, the Company Shares or the Business.

SECTION 2.18  Permits.  The Company has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits"), and has made all required registrations and filings with all Governmental Bodies, that are necessary to the ownership of the Assets, the use and occupancy of the Leased Real Property, as presently used and operated, and the conduct of the Business or otherwise required to be obtained by the Company.  All Permits required to be obtained or maintained by the Company are listed on Schedule 2.18 and are in full force and effect; no violations are or have been recorded, nor have any notices or violations thereof been received, in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit; and the consummation of the Contemplated Transactions will not (or with the giving of notice or the passage of time or both will not) cause any Permit to be revoked or limited.

SECTION 2.19  Environmental Matters. To the best of the Company’s knowledge, belief  and information, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 2.20  Finders Fees.  Except as set forth on Schedule 2.20, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the consummation of the Contemplated Transactions.

SECTION 2.21  Disclosure.  Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to Buyer or Parent by or on behalf of the Company or Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Except for general current economic conditions effecting the entire economy or the Company’s entire industry and not specific to the Business, there are no events, transactions or other facts known by the Company, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or Condition of the Business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent jointly and severally represent, warrant and covenant to the Company as follows and acknowledge that the Company and Seller are relying upon such representations and warranties in connection with the Contemplated Transactions:

SECTION 3.1  Authority Relative to this Agreement.  Buyer and Parent have full power and authority to execute and deliver each Transaction Document to which they are or, at Closing, will be, a party and to consummate the Contemplated Transactions.  Following the approval of the boards of directors of Parent and Buyer and the shareholders of the Buyer with respect to the Contemplated Transactions, the execution, delivery and performance by Buyer and Parent of each Transaction Document and the consummation of the Contemplated Transactions to which they are or, at Closing, will be, a party have been duly and validly authorized and approved by Buyer and Parent and no other acts by or on behalf of Buyer or Parent are necessary or required to authorize the execution, delivery and performance by Buyer and Parent of each Transaction Document and the consummation of the Contemplated Transactions to which they are or, at Closing, will be a party.  This Agreement and the other Transaction Documents to which Buyer and Parent are a party have been, duly and validly executed and delivered by Buyer and Parent and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes, or will, at the Closing, constitute, as the case may be, the legal, valid and binding agreements of Buyer and Parent enforceable against each of them in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 3.2  No Conflicts; Consents.  The execution, delivery and performance by Buyer and Parent of each Transaction Document to which they are a party and the consummation of the Contemplated Transactions to which Buyer and Parent are a party does not and will not: (i) violate any provision of the certificate of incorporation or by-laws of Buyer or Parent, as the case may be; (ii) require Buyer or Parent to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 3.2 (the "Buyer Required Consents"); (iii) except as set forth in Schedule 3.2, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time), or permit the suspension or termination of, any material Contract to which Buyer or Parent are a party or any of them or any of their assets is bound or subject or result in the creation or any Lien upon any of Parent Merger Stock or upon any assets of Buyer or Parent; or (iv) violate any Order or, to Buyer’s knowledge, any Law of any Governmental Body against, or binding upon, Buyer or Parent, or upon any of their respective assets or businesses.

SECTION 3.3  Corporate Existence and Power of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  Other than the execution of this Agreement, Buyer has not conducted any business of any nature.

SECTION 3.4  Corporate Existence and Power of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.5  The Parent Merger Stock.  At the closing, the Parent Merger Stock will have been duly authorized by Parent and, when issued to Shareholders pursuant to this Agreement, will be duly issued, fully paid and non-assessable shares of Parent Merger Stock.  The Parent Merger Stock, when issued pursuant hereto: (i) will not be issued in violation of or subject to any preemptive rights, rights of first refusal or, other than as set forth in this Agreement, contractual restrictions of any kind; and (ii) will vest in Shareholders, respectively, good title to Parent Merger Stock free and clear of all Liens.

SECTION 3.6  Capitalization.  The authorized capital stock of Parent consists of: (i) 250,000,000 shares of common stock, $0.0001 par value; and (ii) 10,000,000 shares of preferred stock, $0.0001 par value. Parent has: (i) 5,000,001 shares of common stock; and (ii) no shares of preferred stock; issued and outstanding and at the Closing. Except as set forth on Schedule 3.6, Parent will not have outstanding any capital stock or other securities or any rights, warrants or options to acquire securities of Parent or any convertible or exchangeable securities and, other than Buyer pursuant to this Agreement, no person has or at Closing will have, any right to purchase or otherwise acquire any securities of Parent.  There are, and at Closing there will be, no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any securities of Parent.  All of Parent Merger Stock is, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any preemptive rights, rights of first refusal or any other contractual or legal restrictions of any kind.

SECTION 3.7  Disclosure of Information.  Parent has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning the terms and conditions of the Contemplated Transactions and the business, properties, prospects and financial conditions of the Company; and (ii) to obtain any additional information (to the extent the Company or any of the Shareholders possesses such information or is able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) necessary to verify the accuracy of information provided about the Company.

SECTION 3.8  SEC Filings.  Parent has filed with the SEC all forms, reports, schedules, and statements that were required to be filed by it with the SEC within the period beginning on the date of inception of Parent and ending on the Effective Time, and previously has furnished or made available to the Company accurate and complete copies of all the SEC Documents.  As of their respective dates, the SEC Documents were prepared in accordance with the Exchange Act of 1934, as amended, (the “Exchange Act”) and the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in those documents or necessary to make the statements in those documents not misleading, in light of the circumstances under which they were made.   As of their respective dates, these reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them not misleading, in light of the circumstances under which they are made and these reports and statements will comply in all material respects with all applicable requirements of the Exchange Act and the Securities Act.

SECTION 3.9  Financial Statements. The audited financial statements of Parent that are included or incorporated in the SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise indicated in the notes to them) and fairly present the financial position, results of operations, and cash flows from operating, investing, and financing activities of Parent as of the dates and for the periods indicated.  The financial statements of Parent that are included or incorporated in any subsequent report or statement that Parent mails to its shareholders generally or files with the SEC during the period after the date of this Agreement and before the Closing Date will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise indicated in them, the notes to them, or any related report of Parent’s independent accountants) and will fairly present the financial information that they purport to present, except that the unaudited, consolidated interim financial statements will be subject to normal year-end adjustments and will omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with GAAP.

SECTION 3.10  Charter Documents and Corporate Records. Each of Parent and Buyer has heretofore delivered to the Company true and complete copies of the certificate of incorporation, by-laws and minute books, or comparable instruments, of Parent and Buyer as in effect on the date hereof.  The stock transfer books of Parent and Buyer have been made available to the Company for its inspection and are true and complete in all respects.

SECTION 3.11  Liabilities. Except as set forth on Schedule 3.11, Parent has not incurred any Liabilities since December 31, 2008 except those incurred in the ordinary course of business which have been discharged.

SECTION 3.12  Absence of Certain Changes.  Since January 1, 2009, Parent has conducted its business in the ordinary course consistent with past practice and except as disclosed on Schedule 3.12 hereto there has not been:

(a)           Any change in any method of accounting or accounting practice by Parent;

(b)           Any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, stockholder, director, consultant, agent or employee of Parent, or any alteration in the benefits payable or provided to any thereof;

(c)           Any material adverse change in the relationship of Parent with its employees, customers, suppliers or vendors;

(d)           Except for any changes made in the ordinary course of business, any material change in any of Parent's business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies;

(e)           Any agreement or arrangement whether written or oral to do any of the foregoing; and

(f)           Parent has no Liability that is past due.

SECTION 3.13  Contracts.

(a)  Schedule 3.13 sets forth an accurate and complete list of all Contracts to which Parent is a party or by which it or its assets are bound or subject that: (i) cannot be canceled upon 30 days' notice without the payment or penalty of less than One Thousand Dollars ($1,000); or (ii) involve aggregate annual future payments by or to any person of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to the Company.

(b)           All Contracts to which Parent is a party are valid, subsisting, in full force and effect and binding upon Parent and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts.  To the best of Parent’s knowledge and belief, Parent is not in default (or alleged default) under any such Contract.

SECTION 3.14  Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving Parent, its assets or its business. There are no Claims (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of Parent's knowledge, threatened on the date hereof, against or involving Parent, its assets or its business.

SECTION 3.15  Taxes.   Each reference to a provision of the Code in this Section 3.15 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law.

(a)           Parent has filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(b)           Parent has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of Parent shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(c)           The accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of Parent as of the date of the Interim Statements or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of Parent as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of Parent whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with GAAP;

(d)           No extension of time has been requested or granted for Parent to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and Parent has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(e)           Parent has not received notice of a Tax Deficiency and, to Parent's knowledge, no Tax Deficiency is proposed or threatened;

(f)           All Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(g)           There are no Tax Liens on or pending against Parent or any of the assets, other than those which constitute Permitted Liens;

(h)           There are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(i)           No issue has been raised in any examination, investigation, suit, action, claim or proceeding relating to Taxes which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(j)           There are no pending or threatened Tax audits of Parent;

(k)           Parent has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(l)           There are no transfer or other taxes (other than income taxes) imposed by any state on Parent by virtue of the Contemplated Transactions; and

(m)           No claim has been made by any Tax Authority that Parent is subject to Tax in a jurisdiction in which Parent is not then paying Tax of the type asserted.

(n)           To Parent’s knowledge, Parent has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto.  Parent has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing.  With respect to sales made by Parent prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by Parent and will be included in the assets of Parent as of the date of Closing.

SECTION 3.16   Compliance with Laws.  Neither Parent nor Company is in violation of any Orders or any Laws related to or promulgated under the Securities Act or the Exchange Act (15 USC § 78a et seq.) and to the best of Parent’s knowledge, belief and information, any Laws of any Governmental Bodies affecting Parent or the Parent Merger Stock.

SECTION 3.17  Environmental Matters. To the best of Parent’s knowledge, belief  and information, Parent is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 3.18  Finders Fees.  Other than as set forth in Schedule 3.18, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent in connection with the consummation of the Contemplated Transactions.

SECTION 3.19  Initial Financing.  Neither Parent nor Buyer nor any Affiliate or agent of Parent or Buyer has disclosed or will disclose any information regarding the Company or has made or will make any representation regarding the Company to any potential investor in the Initial Financing (as such term is defined in Section 5.1(c) herein) except for written information or representations provided by Company or Seller to Parent and specifically authorized in writing by Company or Seller for disclosure to a potential investor in the Initial Financing.

ARTICLE IV

COVENANTS AND AGREEMENTS

The Company and Seller, jointly and severally, covenant to Buyer and Parent, and Buyer and Parent, jointly and severally, covenant to the Company and Seller that:

SECTION 4.1  Filings and Authorizations.  The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement including without limitation the preparation of any SEC Documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement; and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which Buyer or the Company, as the case may be, reasonably objects in writing.  All such filings shall comply in form and content in all material respects with applicable Law.  The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith.

SECTION 4.2  Confidentiality.  Each Party (the “Receiving Party”) shall, and shall cause its respective Affiliates and Representatives to (each such Affiliate or Representative of either the Company, Parent, Seller or Buyer, as the case may be, a “Receiving Party Representative”) to, maintain in confidence all information received from the other Party or a Company (the “Disclosing Party”) (other than disclosure to that Person’s Representatives in connection with the evaluation and consummation of the Transactions), and such Disclosing Party’s Affiliates or Representatives (as the case may be, a “Disclosing Party Representative”) in connection with this Agreement or the transactions contemplated by the Transaction Documents (including the existence and terms of this Agreement and the such transactions) and use such information solely to evaluate such transactions, unless i) such information can be shown to be already known to the Receiving Party or a Receiving Party Representative before the time of disclosure to such Person, ii) such information can be shown to be subsequently disclosed to the Receiving Party or a Receiving Party Representative by a third party that, to the knowledge of the Receiving Party or such Receiving Party Representative, is not bound by a duty of confidentiality to the Disclosing Party or any Disclosing Party Representative, iii) such information is or becomes publicly available through no breach of this Agreement by, or other fault of, the Receiving Party or any Receiving Party Representative or iv) the Receiving Party or Receiving Party Representative in good faith believes that the furnishing or use of such information is required by, or necessary in connection with, any proceeding, Law or any listing or trading agreement concerning its publicly traded securities (in which case the Receiving Party or such Receiving Party Representative shall, as promptly as practicable, advise the Disclosing Party in writing before making the disclosure and cooperate with the Disclosing Party to limit the scope of such disclosure).

SECTION 4.3  Expenses.  Buyer, Parent, the Company and Seller shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives, and the Company shall bear all the fees and expenses of any Company's Representatives.

SECTION 4.4  Tax Matters. The Company and Buyer shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of Tax Returns, the payment of Taxes and the resolution of Tax audits and Tax Deficiencies with respect to all taxable periods.  Refunds or credits of Taxes that were paid by the Company with respect to any periods shall be for the account of the Company.

SECTION 4.5  Further Assurances.  At any time and from time to time after the date of Closing, upon the reasonable request of any party hereto, the other party(ies), shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement.

SECTION 4.6  Restricted Securities.  The parties acknowledge and agree that the Company Shares and Parent Merger Stock being issued or transferred pursuant to the Contemplated Transactions are being issued or transferred pursuant to the exemption from the registration requirements of the Securities Act and constitute "restricted securities" within the meaning of the Securities Act.  Such securities may not be transferred absent compliance with the provisions of the Securities Act, other applicable Laws, and all stock certificates evidencing such securities shall bear a legend to such effect and to the effect that such shares are subject to the terms and provisions of this Agreement; provided, however, that it is anticipated that for purposes of Rule 144 of the Securities Act, that the holding period of Parent Merger Stock for each shareholder of the Company shall be determined to commence on the date of acquisition of the Company Shares (as converted pursuant to this Agreement) for each such respective holder.

SECTION 4.7  Due Diligence.  Prior to the Closing Date, Parent and Buyer agree that the Company shall be entitled, through its Representatives, to make such investigation of the properties, businesses and operations of Parent and Buyer, and such examination of the books, records and financial condition of Parent and Buyer, as the Company reasonably deems necessary.  Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice.  No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Parent or Buyer contained in this Agreement.

SECTION 4.8  Registration Statement.  Within thirty (30) days following the Closing, Parent will undertake to begin the preparation and ultimate filing of a “shelf” registration statement with the SEC in order to register shares of its common stock pursuant to the Securities Act: (i) as may be necessary to raise an additional Three Million Dollars (US$3,000,000); and (ii) which were issued pursuant to the Initial Financing as hereinafter defined.  Parent, the Company, Seller and Buyer shall use its best efforts to cause such registration statement to become effective with the SEC.

SECTION 4.9  Reverse Stock Split Restriction.  Each of Parties agrees that the Parent shall not effect a “reverse split" of its common stock for a period of two years from the date of Closing.

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.1  Conditions to the Obligations of the Parties.  The obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a)           No Injunction.  No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

(b)           No Proceedings or Litigation.  No Claim instituted by any person (other than Buyer, the Company, Shareholders or their respective Affiliates) shall have been commenced or pending against any Shareholder, the Company, Buyer or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

(c)           Initial Financing.  The Parent shall have received fully executed subscription agreements with respect to a common stock offering pursuant to Rule 506 of the Securities Act in the aggregate amount of at least Two Million Five Hundred Thousand Dollars (US$2,500,000)(the “Proceeds”) at $0.25 per share of common stock of the Parent (the “Initial Financing”).  The Proceeds (less expenses incurred in the Initial Financing) shall be in an escrow account pending release to the Parent upon the Closing.  All such subscription agreements shall be with Accredited Investors only (as such term is defined under the Securities Act).

SECTION 5.2  Conditions to the Obligations of the Company and Seller .  The obligations of the Company and Seller hereunder to consummate the Contemplated Transactions are subject, at the option of the Company, to the fulfillment prior to or at the Closing of each of the following further conditions:

(a)           Performance.  Buyer and Parent shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b)           Representations and Warranties.  The representations and warranties of Buyer and Parent contained in this Agreement and in any certificate or other writing delivered by Buyer and Parent pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c)           No Material Adverse Change.  From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on Parent.

(d)           Documentation.  There shall have been delivered to the Company the following:

(i)           A certificate, dated the Closing Date, of the Chairman of the Board and the President of Buyer and Parent confirming the matters set forth in Section 5.2(a) (b) and (c) hereof;

(ii)           Parent Merger Stock certificates, registered in the name of each Shareholder as set forth on Schedule 1 attached hereto, (with the appropriate restrictive legends as applicable), evidencing satisfaction of the Merger Purchase Price in accordance with Section 1.8; and

(iii)           Georgia Certificate of Merger.

SECTION 5.3  Conditions to the Obligations of Buyer and Parent.  All obligations of Buyer and/or Parent to consummate the Contemplated Transactions hereunder are subject, at the option of Buyer and/or Parent, to the fulfillment prior to or at the Closing of each of the following further conditions:

(a)           Performance.  Each of the Company and Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(b)           Representations and Warranties.  The representations and warranties of the Company and Seller, contained in this Agreement and in any certificate or other writing delivered by the Company and Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c)           No Material Adverse Change.  From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on the Company.

(d)           Documentation.  There shall have been delivered to Parent and Buyer the following:

(i)           A certificate, dated the Closing Date, of the Chairman of the Board, the President or Chief Financial Officer of the Company confirming the matters set forth in Section 5.3(a) (b) and (c) hereof;

(ii)           A certificate, dated the Closing Date, of the Secretary of the Company certifying, among other things, that attached or appended to such certificate: (i) is a true and correct copy of the Company's certificate of incorporation and all amendments thereto, if any, as of the date thereof certified by the Secretary of State of the State of Georgia; and (ii) is a true and correct copy of the Company's memorandum of association as of the date thereof;

(iii)           Georgia Certificate of Merger;

(iv)           Company Share certificates representing the number of Company Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank and in suitable form for transfer to Buyer by delivery;

(v)           Fully executed copies of restrictive covenant agreements for each of Louis S. Friedman and Ronald P. Scott, in a form reasonably acceptable to Buyer and the Company.

ARTICLE VI

INDEMNIFICATION

SECTION 6.1  Survival of Representations, Warranties and Covenants.  Notwithstanding any right of Buyer and Parent fully to investigate the affairs of the Company and the rights of the Company and Seller to fully investigate the affairs of Buyer and Parent, and notwithstanding any knowledge of facts determined or determinable by Buyer, Parent, the Company or Seller, pursuant to such investigation or right of investigation, Buyer, Parent, the Company and Seller, have the right to rely fully upon the representations, warranties, covenants and agreements of the Company and Seller, and Buyer and Parent respectively, contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.  All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.  Notwithstanding the foregoing, all representations and warranties of the Company and Seller, and, Buyer and Parent respectively, contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty-four (24) months after the date of Closing; provided, however, that liability any party shall not terminate as to any specific claim or claims which arise or result from or are related to a Claim for fraud.

SECTION 6.2  Obligation of the Company to Indemnify.  The Company and Seller agrees to indemnify, defend and hold harmless Buyer and Parent (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by Buyer and/or Parent, the Company, or any of the foregoing persons arising out of any breach of the representations and warranties of the Company or Seller contained in this Agreement, or of the covenants and agreements of the Company or Seller contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.3  Obligation of Buyer and Parent to Indemnify.  Buyer and Parent jointly and severally agree to indemnify, defend and hold harmless the Company and each Shareholder (and their respective directors, officers, employees, Affiliates, successors, heirs and assigns) from and against any Losses suffered or incurred by the Company or any Shareholder or any of the foregoing persons arising out of any breach of the representations and warranties of Buyer or Parent, or of the covenants and agreements of Buyer or Parent contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.4  Notice and Opportunity to Defend Third Party Claims.

(a)           Within ten (10) days following receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax audit which would or might give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Sections 6.2, or 6.3 (collectively, the "Indemnifying Party").  The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b)           The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (i) the Asserted Liability includes a Claim seeking an Order for injunction or other equitable or declaratory relief against the Indemnitee, in which case the Indemnitee may at its own cost and expense and at its option defend the portion of the Asserted Liability seeking equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably, and in good faith, after consultation with the Indemnifying Party, concluded that: (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party which could prevent or negatively influence the Indemnifying Party from impartially or adequately conducting such defense; or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party but only to the extent such defense cannot legally be asserted by the Indemnifying Party on behalf of the Indemnitee.  If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability.  If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder.  If the Indemnifying Party desires to accept a reasonable, final and complete settlement of an Asserted Liability so that such Indemnitee’s Loss is paid in full and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party’s liability to the Indemnitee shall be limited to the amount offered in the settlement.  The Indemnifying Party will exercise good faith in accepting any reasonable, final and complete settlement of an Asserted Liability.  In the event the Indemnifying Party elects to defend any Asserted Liability, the Indemnitee may participate, at its own expense, in the defense of such Asserted Liability.  In the event the Indemnifying Party is not permitted by the Indemnitee to defend the Asserted Liability, it may nevertheless participate at its own expense in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

SECTION 6.5  Limits on Indemnification.

(a)           Notwithstanding the foregoing or the limitations set forth in Section 6.5(b) below, in the event such Losses arise out of any fraud related matter on the part of any Indemnifying Party, then such Indemnifying Party shall be obligated to indemnify the Indemnitee in respect of all such Losses.

(b)           The Company and Seller shall not be liable to indemnify Buyer and Parent  pursuant to Section 6.2 above and Buyer and Parent shall not be liable to indemnify the Company and Shareholders pursuant to Section 6.3 above: (i) unless a Claims Notice describing the loss is delivered to the Indemnifying Party within 24 months after the Closing (except for Losses arising out of an Indemnifying Party’s fraud); (ii) with respect to special, consequential or punitive damages; and (iii) in respect of any individual Loss of less than $25,000.  Notwithstanding anything contained herein to the contrary, Seller shall only be liable to indemnify Buyer and Parent for Losses arising out of Seller’s fraud.

SECTION 6.6  Exclusive Remedy.  The parties agree that the indemnification provisions of this Article VI shall constitute the sole or exclusive remedy of any party in seeking damages or other monetary relief with respect to this Agreement and the Contemplated Transactions, provided that, nothing herein shall be construed to limit the right of any party to seek: (i) injunctive relief for a breach of this Agreement; (ii) legal or equitable relief for a Claim for fraud; or (iii) indemnity under the bylaws of Parent if they are or have been a director or officer of Parent or Buyer.

ARTICLE VII

SPECIFIC PERFORMANCE; TERMINATION

SECTION 7.1 Specific Performance.  The Company, Seller, Parent, and Buyer acknowledges and agrees that, if any of the Company, Parent, or Buyer fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, the others will not have adequate remedies at law with respect to such breach.  In such event, and in addition to each party's right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The Company, Parent or Buyer specifically affirms the appropriateness of such injunctive, other equitable relief or damages in any such action.

SECTION 7.2 Termination.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)           By mutual written consent of the Company and Buyer;

(b)           By the Company or Seller if: (i) there has been a misrepresentation or breach of warranty on the part of Buyer or Parent in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from the Company or Seller, respectively; (ii) Buyer or Parent has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from the Company or Seller, respectively; or (iii) any condition to the Company's or Seller’s obligations under Section 5.2 becomes incapable of fulfillment through no fault of the Company or Seller, respectively, and is not waived by Buyer;

(c)           By Parent or Buyer, if: (i) there has been a misrepresentation or breach of warranty on the part of the Company or Seller in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from Parent or Buyer, respectively; (ii) the Company or the Seller has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from Parent or Buyer, respectively; or (iii) any condition to Parent’s or Buyer's obligations under Section 5.3 becomes incapable of fulfillment through no fault of Parent or Buyer and is not waived by the Company and Seller; and

(d)           By the Company, Seller, Parent or Buyer, if any condition under Section 5.1 becomes incapable of fulfillment through no fault of the party seeking termination and is not waived by the party seeking termination.

SECTION 7.3  Effect of Termination; Right to Proceed.  Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that: (i) the agreements contained in Section 4.2 shall survive the termination hereof; and (ii) termination shall not preclude any party from seeking relief against any other party for breach of Section 4.2.  In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1  Representations and Warranties for Purposes of this Agreement Only.  The representations and warranties in this Agreement were made for the purposes of allocated contractual risk between the parties and not as a means of establishing facts.  This Agreement may have different standards of materiality than standards of materiality under applicable securities laws.  Only parties to this Agreement and specified third-party beneficiaries (if any) have a right to enforce this Agreement

SECTION 8.2  Notices.  v)  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

If to Buyer or Parent, one copy to:

Remark Enterprises, Inc.
1 Linden Place, Suite 201
Great Neck, New York 11021
Attention:  Lawrence Rothberg
President

With a copy to:

Cohen & Czarnik LLC
17 State Street, 39th Floor
New York, New York 10004
Attention:  Stephen J. Czarnik, Esq.

If to the Company, one copy to:

OneUp Innovations, Inc.
2745 Bankers Industrial Drive
Atlanta, GA 30360
Attention:  Louis S. Friedman
Chief Executive Officer, President

With a copy to:

Joyce Thrasher Kaiser & Liss LLC
Five Concourse Parkway
Suite 2350
Atlanta, GA 30328
Attention:  H. Grady Thrasher, IV, Esq.

(b)           Each such notice or other communication shall be effective when delivered at the address specified in Section 8.1(a).  Any party by notice given in accordance with this Section 8.1 to the other parties may designate another address or person for receipt of notices hereunder.  Notices by a party may be given by counsel to such party.

SECTION 8.3  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

SECTION 8.4  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the Company, Parent and Buyer.  The provisions hereof may be waived in writing by the Company Parent or Buyer, as the case may be.  Any such waiver shall be effective only to the extent specifically set forth in such writing.  No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.5  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to the conflict of laws rules thereof.

SECTION 8.6  Binding Effect; No Assignment.  This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives.  This Agreement may not be assigned (including by operation of Law) by any party hereto without the express written consent of Buyer (in the case of assignment by the Company) or the Company (in the case of assignment by Buyer or Parent) and any purported assignment, unless so consented to, shall be void and without effect.

SECTION 8.7  Exhibits.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

SECTION 8.8  Severability.  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

SECTION 8.9  Counterparts.  The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.10  Third Parties.  Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted heirs, successors, assigns and legal representatives, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

ARTICLE IX

DEFINITIONS

SECTION 9.1  Definitions.  The following terms, as used herein, have the following meanings:

"Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

"Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

"Assets" shall mean all cash, instruments, properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

"Business" shall mean the ownership and operation of the business of the Company.

"Condition of the Business" shall mean the financial condition, prospects or the results of operations of the Business, the Assets or the Company.

"Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"GAAP" shall mean generally accepted accounting principles in effect on the date hereof  (or, in the case of any opinion rendered in connection with an audit, as of the date of the opinion) as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

"Governmental Bodies" shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

"knowledge" with respect to: (a) any individual shall mean actual knowledge of such individual; and (b) any corporation shall mean the actual knowledge of the directors and executive officers of such corporation; and "knows" and “known” has a correlative meaning.  The terms "any Shareholder's knowledge," and "Shareholder's knowledge," including any correlative meanings, shall mean the knowledge of any Shareholder.

"Laws" shall mean any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Bodies.

"Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

"Lien" shall mean any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

"person" shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

"Receivables" shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of the Company.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" means all forms, notices, reports, schedules, statements, and other documents filed by Parent with the SEC, whether or not constituting a "filed" document, and includes all proxy statements, registration statements, amendments to registration statements, periodic reports on Forms 10-KSB, 10-QSB, and 8-K, and annual and quarterly reports to shareholders.

"Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

"Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

"Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

SECTION 9.2 .  Unless the context otherwise requires, the terms defined in this Agreement shall be applicable to both the singular and plural forms of any of the terms defined herein.  All accounting terms defined in this Agreement, and those accounting terms used in this Agreement except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP as of the date of the item in question.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase and Recapitalization Agreement as of the date set forth above.

BUYER:
ONE UP ACQUISITION, INC.

By:  /s/ Lawrence Rothberg
Lawrence Rothberg
President

PARENT:
REMARK ENTERPRISES, INC.

By:  /s/ Lawrence Rothberg
Lawrence Rothberg
President

THE COMPANY:
ONE UP INNOVATIONS, INC.

By:  /s/ Louis S. Friedman
Louis S. Friedman
Chief Executive Officer, President

SELLER:

/s/ Louis Friedman
Louis Friedman

SCHEDULE 1 – SHAREHOLDERS OF RECORD
Stock Purchase and Recapitalization Agreement

Common Shareholders:		**Company Common Shares (Pre-Closing)**	**Parent Common Stock (Post-Closing)**
	Louis Friedman	6,476,000	28,394,376
	Don Cohen, Inc.	2,970,000	13,022,127
	Steven Gallant	300,000	1,315,366
	Lee Silverstein	200,000	876,911
	AES International	125,000	548,069
	Jay Scheinberg	120,000	526,147
	James D. Yau	24,000	105,229
	Russell Lewandowski	20,000	87,691
	Alan Lewandowski	10,000	43,846
	Frank DeMarco	10,000	43,846
	Michael Ra Bouchard	8,300	36,392
		10,263,300	**45,000,000**

Preferred Shareholder:		**Company Preferred Shares (Pre-Closing)**	**Parent Preferred Stock (Post-Closing)**
	Louis Friedman	1,000,000	4,300,000

Option Holder:		**Options on Company Common Shares (Pre-Closing)**	**Options on Parent Common Stock (Post –Closing)**
	Ronald P. Scott	100,000	438,455

{00091062.}

SCHEDULE 2.1 – CAPITALIZATION
Stock Purchase and Recapitalization Agreement

None.

{00097068. }

SCHEDULE 2.4 – COMPANY REQUIRED CONSENTS
Stock Purchase and Recapitalization Agreement

None

{00096715.}

SCHEDULE 2.7A – FINANCIAL STATEMENTS
Stock Purchase and Recapitalization Agreement

{00090717. }

SCHEDULE 2.10 – ABSENCE OF CERTAIN CHANGES
Stock Purchase and Recapitalization Agreement

(i) None

(ii) None

(iii) None

(iv) None

(v) None

(vi) None

(vii) None

(viii) See Attached Report of Aged Payables

{00090709. }

SCHEDULE 2.11 - LEASED REAL PROPERTY
Stock Purchase and Recapitalization Agreement

One Up Innovations, Inc.

1) Facilities lease between Bedford Realty Company, LLC and OneUp Innovations, Inc. dated September 26, 2005 covering approximately 133,000 square feet of floor space known as 2745 Bankers Industrial Drive, Doraville, GA 30306

Term:	January 1, 2006 to December 31, 2015
Security:	$225,000 Irrevocable Letter of Credit provided by Louis S. Friedman
Status:	Current with all required payments

SCHEDULE 2.12 – PERSONAL PROPERTY; ASSETS
Stock Purchase and Recapitalization Agreement

See Attached.

{00096719. }

SCHEDULE 2.13 – CONTRACTS
Stock Purchase and Recapitalization Agreement

Contracting Party	Description	Effective Date	Expiration Date	Cost/month
Limelight Networks	Hosting of website videos	8/28/2008	8/28/2009	$5,280 to $5,850
iCongo	e-Commerce Platform	7/22/2008	3 years	$6,000 (approx.)

{00090721.}

SCHEDULE 2.14 – PATENTS AND INTELLECTUAL PROPERTY RIGHTS

Stock Purchase and Recapitalization Agreement

{00097070. }

US006925669B1

(12) United States Patent
Friedman et al.

(10) Patent No.: **US 6,925,669 B1**
(45) Date of Patent: **Aug. 9, 2005**

(54) **SUPPORT CUSHION AND SYSTEM OF CUSHIONS**

(75) Inventors: **Louis Friedman**, Atlanta, GA (US); **Don Cohen**, Richmond Hill (CA)

(73) Assignee: **One Up Innovations, LLC**, Atlanta, GA (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: **10/414,437**

(22) Filed: **Apr. 15, 2003**

(51) **Int. Cl.**[7] **A47C 16/00**
(52) **U.S. Cl.** **5/657**; 5/655.9
(58) **Field of Search** 5/632, 630, 652, 5/655.9, 925, 657, 490

(56) **References Cited**

U.S. PATENT DOCUMENTS

3,713,620 A * 1/1973 Tkach 248/678
4,171,549 A * 10/1979 Morrell et al. 5/632
4,473,913 A * 10/1984 Ylvisaker 5/657
4,630,323 A * 12/1986 Sage et al. 5/657
4,635,306 A * 1/1987 Willey 5/657
4,777,678 A * 10/1988 Moore 5/657
4,905,330 A * 3/1990 Jacobs 5/657
5,448,790 A * 9/1995 Saro et al. 5/657
5,530,974 A * 7/1996 Rains et al. 5/630
5,615,927 A * 4/1997 Kassai 297/452.27
6,021,535 A * 2/2000 Baus et al. 5/657
6,145,508 A * 11/2000 Seip, Jr. 5/648
6,374,751 B1 * 4/2002 With 108/43
6,578,217 B1 * 6/2003 Roberson 5/632

* cited by examiner

Primary Examiner—Michael Safavi
(74) *Attorney, Agent, or Firm*—Smith, Gambrell & Russell, LLP

(57) **ABSTRACT**

The present invention provides a cushion and system of cushions with fabric coverings adapted to provide frictional contact between one or more additional similarly covered cushions for creating a wide variety of body support configurations.

10 Claims, 3 Drawing Sheets

3
4
2
25
25

U.S. Patent Aug. 9, 2005 Sheet 1 of 3 US 6,925,669 B1

3
1
2
25

FIG. 1

4
3
2
25
25

FIG. 2

4
2
25

FIG. 2A

U.S. Patent Aug. 9, 2005 Sheet 2 of 3 US 6,925,669 B1

10
5
25
12

Fig. 3

10
5

Fig. 4

5
10

Fig. 5

U.S. Patent Aug. 9, 2005 Sheet 3 of 3 US 6,925,669 B1

5
12
25

Fig_6

8

Fig_7

1
20
1

Fig_8

1
20
1

Fig_8A

US 6,925,669 B1

1

SUPPORT CUSHION AND SYSTEM OF CUSHIONS

BACKGROUND OF THE INVENTION

The present invention relates to configurable cushions particularly adapted for comfortably supporting individuals in a variety of desired positions.

From sitting and sleeping to exercising and working, human activities depend on a wide variety of apparatuses for supporting individuals in desired positions. Well-known support devices include sofas, chairs, mattresses, mats, seat cushions, pillows, benches, bean bags, futons and many other types of furniture.

Specialized cushioned support devices are disclosed in U.S. Pat. No. 4,905,330 to Jacobs, U.S. Pat. No. 4,635,306 to Willey and U.S. Pat. No. 4,987,625 to Edelson. However, while such devices generally teach the use of resilient cushions in pre-determined configurations for particular purposes such as exercise, bronchial drainage, and floor support, respectively, such devices depend on interconnected cushion segments or limited useful contact positioning of separate cushion segments as required by the particular purpose. Accordingly, such devices provide limited adaptability and flexibility for creating a variety support configurations for many activities.

A need therefore remains for support cushions that may be stacked in a variety of configurations for supporting a variety of desirable positions depending on the activity. Further, there is a need for support cushions that may be configured for supporting multiple persons depending on the activity.

SUMMARY OF THE INVENTION

The present invention answers these needs by providing unfixed support cushions adapted for stacking into a variety of configurations for supporting one or more persons.

In an embodiment of the invention, a cushion having a high-density foam core is provided with an outer covering adapted for frictionally contacting a similar covering of one or more other cushions. In embodiments of the invention, the outer coverings include nylon micro-fibers. In such embodiments, the micro-fiber coverings interact with each other in the respective cushions to provide adjustable, stable body support configurations. Further, the micro-fiber coverings, unlike hook and loop material, for instance, provide excellent adherence between cushions, while remaining quiet during adjustment and soft to the touch. Micro-fiber coverings also allow each cushion to be covered in similar material, while hook and loop materials requires different complimentary surfaces. Accordingly, the present invention provides for a system of inter-compatible cushions that provide superior aesthetic and tactile characteristics over other "adhering" fabrics and surfaces.

It is object of the present invention to provide for cushions adapted for a variety of body support configurations, including, for example, therapeutic support of individuals having back, joint and other disorders, enhanced sexual intercourse positioning support, including support for those with medical disorders that limit sexual activity and/or facilitating conception, exercise positions, and as adjustable furniture for everyday activities such as watching television, playing video games, reading, tanning, and like desirable support positions.

It is a further object of the present invention to provide for independent, inter-compatible body support cushions in various shapes and sizes to support a wide variety of configurations for supporting not only individuals, but multiple persons. Various embodiments include triangular polyhedrons, or wedges, cubes, rectangular polyhedrons and the like. In certain embodiments, the shape and size of the cushions may also be customized for supporting particular portions of a body and/or particular activities.

2

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. **1** is a side view of an opened, removable outer covering surrounding a core of a cushion in an embodiment of the present invention.

FIG. **2** is an opened side view of a cushion including a foam core, inner covering and outer covering in an embodiment of the present invention.

FIG. **2A** is an opened side view of a cushion including a foam core and inner covering in an embodiment of the present invention.

FIG. **3** is a perspective top view of a cushion support system depicting a plurality of cushion shapes and sizes in an embodiment of the present invention.

FIG. **4** is a perspective side view of a cushion support system depicted in a horizontal embodiment of the present invention.

FIG. **5** is a perspective side view of a cushion support system depicted in a vertical (upright) embodiment of the present invention.

FIG. **6** is a perspective side view of a cushion support system depicted in an alternative horizontal embodiment of the present invention.

FIG. **7** is a front perspective view of a cube-shaped cushion in an embodiment of the present invention.

FIG. **8** is a magnified view of the uncompressed outer covering fibers between cushions in an embodiment of the present invention.

FIG. **8A** is a partial view of the interaction of compressed outer covering fibers between cushions in an embodiment of the present invention.

DETAILED DESCRIPTION OF THE INVENTION

The present invention provides cushions adapted for supporting a person or multiple persons in stable, comfortable support configurations. Such configurations are freely adjustable into a variety of formations depending on the support activity.

Referring to FIG. **1**, a cushion **1** of the present invention is provided with a firm, spongy core **2** enclosed in an outer covering **3**.

As the cushion is adapted for supporting not only individuals, but multiple persons, it will be appreciated that the inner core **2**, while sponge-like, maintains its general shape under several hundred pounds of body weight.

In one embodiment of the invention, the inner core **2** comprises urethane or latex foam with a density rating of 1.8 to 2.0 (1.8 to 2.0 pounds of chemical in each cubic foot of foam material) and an indention load deflection (ILD) rating of 45 to 55 (the foam requires 45 to 55 pounds of pressure to condense the foam to 25 percent of its thickness).

The outer covering **3** is a fabric cover, preferably removable, for enclosing the core **2**. Although it is not required that the outer covering **3** be removable, the disclosed embodiments provide for ease of removing and washing as desired.

With further reference to FIGS. **2** and **2A**, in alternative embodiments, an inner covering **4** is provided for tightly

US 6,925,669 B1

3 4

containing the form core 2. In one such embodiment, the inner covering 4 is a removable nylon cover that tightly encases the core 2. The tight fit of the inner cover 4 around core 2 adds greater stability to the core 2, especially when multiple persons are supported by the cushion 1 during motion activities, such as intercourse. In further embodiments where the cushion of the present invention is adapted to support human motion, the inner covering 4 is provided with a tetrafluoroethylene coating (such as Teflon® coatings available from E. I. du Pont de Nemours and Company of Wilmington, Del.) to promote slippery action between the inner covering 4 and outer covering 3.

In other exemplary embodiments, the inner covering 4 and outer covering 3 are both removable, washable and stain-resistant. It will also be appreciated that in addition to the zippers 25 depicted in FIGS. 1, 2 and 2A, a variety of devices for removing coverings 3 and 4 may be provided in the invention, including buttons, hook and loop material, snaps, and the like.

With continuing reference to FIGS. 1, 2 and 2A, and further reference to FIGS. 8 and 8A, in embodiments of the present invention, the outer covering 3 is a soft fabric providing a comfortable feel to persons supported on the cushion 1.

In one embodiment of the invention, the outer fabric cover 3 surface is 100 percent nylon micro-fibers 20. In this embodiment, the fibers 20 are bonded by electrostatic process to a polyester-cotton osnaburg backing.

In a further embodiment of the present invention, the nylon micro-fibers 20 of the outer covering 3 are about 0.8 to 2.0 millimeters in length and about 1.0 to 3.0 Denier. In one embodiment, the fiber length is 1.0 mm and the thickness is 1.5 Denier. In alternative embodiments, the ratio of fiber length to thickness may be increased or decreased depending on the texture and adherence level desired between the fabrics. Typically, when the thickness (Denier) is increased, the fiber length is also increased to maintain desired frictional characteristics of the invention. However, products of the invention may exhibit less pleasant tactile characteristics with increasing fiber thickness and length.

The micro-fibers 20 of the outer fabric covering 3 of the present invention also return to an upright position following compression by a person's bodyweight upon the cushion 1. Similarly, the fibers return to their upright position following washings. Accordingly, the outer cover 3 of the cushion 1 is sturdy while maintaining a "soft" feel and vibrant appearance following both use and washings.

Referring to FIGS. 8 and 8A, the frictional interaction of micro-fibers 20 between two or more cushions 1 allows a plurality of cushions 1 to adhere to one another in a desired configuration. The adhering cushions 1 can stably support one or more persons in a variety of desired configurations. FIG. 8 illustrates the micro-fibers 20 in an uncompressed state, such as prior to body weight applied against one or more cushions 1. FIG. 8A illustrates the "nesting" interaction of the micro-fibers 20 when the fabric surfaces are compressed against one another, such as by applied body weight. The interaction of fibers 20 in a compressed state with applied weight enhances the adhesion between fibers 20 and cushions 1. However, as shown in FIG. 5, in various embodiments the cushions still adhere to one another in a vertical embodiment even without the application of body weight. Accordingly, while adhesion between the cushions 1 is enhanced by compression from body weight, the cushions 1 of the present invention provide for considerable frictional adhesion (such as overcoming gravity) when the fibers 20 of the outer coverings 3 are simply in contact with one another.

The fibrous fabric outer covering 3 of the cushions 1 also stably hold the cushions against one another in the desired configuration when subjected to the weight and/or motion of a person or persons. Accordingly, minimal (if any) re-positioning is necessary during the use of the cushions.

Exemplary embodiments of one or more cushions provided in various configurations is illustrated in FIGS. 3–6. The disclosed shapes of a large triangular polyhedron 10, a small triangular polyhedron 5, a rectangular polyhedron 12 and a cube 8, are well-suited for allowing a wide variety of support configurations. However, it will be appreciated that while flat surfaces of polyhedrons better support most portions of a body, the present invention is not limited to the disclosed polyhedron shapes, and may include virtually any shape, including cylindrical, spherical, pyramidical, custom shapes, and the like, depending on the desired human support activity and configuration of cushions.

With continuing reference FIGS. 3–7, in embodiments of the present invention adapted for supporting individuals to permit (or enhance) sexual intercourse or to promote conception, the cushions may be provided commercially in a number of predetermined shapes and sizes that enable a wide variety of configurations with a minimal number of cushions. It will be appreciated that combinations of cushions may be provided in sets and/or individually, with all cushions provided with a fabric covering adapted for frictionally adhering to other cushions in desired support configurations.

In one embodiment where a pre-selected range of support cushions is provided for complimentary use to enable creating a wide variety of configurations from a limited number of cushions, exemplary cushions include the following: a large triangular polyhedron, or wedge-shaped cushion 10 that is 24 inches (or 30 inches for larger persons) wide×12 inches (or 14 inches for larger persons) tall×34 inches (or 36 inches for larger persons) long; a smaller wedge-shaped cushion 5 that is 24 inches wide (or 30 inches for larger persons)×7 inches tall×14 inches long; a large rectangular polyhedron 12 that is 24 inches wide (or 30 inches for larger persons)×9 inches tall×48 inches long; and an approximately cubic polyhedron 8 that is 20 inches wide×18 inches tall×18 inches long.

Referring to FIGS. 3–6, the cushions are adapted to permit individuals to combine multiple cushions in desired configurations for supporting one or more persons. FIGS. 3, 4 and 6 illustrate exemplary support horizontal configurations, such as along a floor, and FIG. 5 illustrates a vertical, or upright configuration demonstrating adhesion between the cushions. The vertical configuration provides for ease of storage in certain embodiments, such as where there is limited horizontal space in a closet.

Although some embodiments of the present invention have been described in detail hereinabove, all improvements and modifications to this invention within the scope or equivalence of the claims are intended to be included as part of this invention.

What is claimed is:

1. A support cushion system for providing bodily support to one or more persons comprising:

a first cushion including a resilient high-density foam core and a fabric covering; and

a second cushion including a resilient high-density foam core and a fabric covering, wherein said second cushion is unfixed to the first cushion and the second cushion is adapted for supporting the first cushion in a stable body support configuration by the frictional contact between the coverings of the first and second

US 6,925,669 B1

5 6

cushions, and wherein the fabric coverings of each of said first and second cushions includes nylon micro-fibers having a length of about 0.8 to 2.0 mm and a thickness of about 1.0 to 3.0 denier.

2. The support cushion system of claim 1 wherein the micro-fibers of each of said first and second cushion coverings are about 1.5 denier and about 1 mm.

3. A body support cushion comprising:

a high-density foam core;

an inner cover tightly containing the foam core, wherein the inner cover stabilizes the foam core when supporting one or more persons, and wherein the inner cover includes tetrafluoroethylene-coated nylon; and

an outer cover containing the inner cover and core, wherein the outer cover includes micro-fibers and is adapted for frictionally contacting one or more separate support cushions in adjustable, stable body support configurations.

4. The body support cushion of claim 3, wherein the outer cover is removable.

5. The body support cushion of claim 4, wherein the inner cover is removable.

6. The body support cushion of claim 3, wherein the inner cover is a non-stretch fabric.

7. A body support cushion comprising:

a high-density foam core;

an inner cover tightly containing the foam core, wherein the inner cover stabilizes the foam core when supporting one or more persons, and wherein the inner cover includes tetrafluoroethylene-coated nylon; and

an outer cover containing the inner cover and core, wherein the outer cover is adapted for frictionally contacting one or more separate support cushions in adjustable, stable body support configurations.

8. A body support cushion comprising:

a high-density foam core;

an inner cover tightly containing the foam core, wherein the inner cover stabilizes the foam core when supporting one or more persons; and

an outer cover containing the inner cover and core, wherein the outer cover is adapted for frictionally contacting one or more separate support cushions in adjustable, stable body support configurations and includes nylon micro-fibers having a length of about 0.8 to 2.0 mm and a thickness of about 1.0 to 3.0 denier.

9. The body support cushion of claim 8, wherein the micro-fibers are about 1.5 denier and about 1 mm.

10. A body support cushion comprising:

a high-density foam core;

a removable inner cover tightly containing the foam core, wherein the inner cover stabilizes the foam core when supporting one or more persons; and

a removable outer cover containing the inner cover and core, wherein the outer cover is adapted for frictionally contacting one or more separate support cushions in adjustable, stable body support configurations.

* * * * *

SCHEDULE 2.14 - TRADMARKS
Stock Purchase and Recapitalizaiton Agreement

Trademark Name	Country	Application Number	Filing Date	Registration Number	Registration Date	Class	Trademark Status
BE A LOVE ARTIST	United States	77/659,058	1/29/2009			35	Pending
BEDROOM ADVENTURE GEAR	United States	76/637,544	4/29/2005	3097220	5/30/2006	10	Registered
CUBE	United States	76/637,502	4/29/2005	3137331	8/29/2006	10	Registered
ESSE	United States	78/613,494	4/21/2005	3128117	8/8/2006	20	Registered
EXPLORE MORE	United States	78/834,213	3/10/2006			35	Abandoned
JAXX	United States	77/217,169	6/27/2007	3434524	5/27/2008	20	Registered
LIBERATOR	Canada	1244852	1/20/2005				Abandoned
LIBERATOR	European Community	4227534	12/21/2004	4227534	3/8/2007	20 25 41	Registered
LIBERATOR	United States	78/546,896	1/13/2005			41	Abandoned
LIBERATOR	United States	78/509,340	11/1/2004	3246136	5/29/2007	25	Registered
LIBERATOR	United States	76/111,131	8/17/2000	2629064	10/1/2002	10	Registered
LIBERATOR	United States	77/217,587	6/28/2007			3 5 10	Pending
LIBERATOR	United States	77/441,234	4/7/2008	3530673	11/11/2008	9	Registered
RAMP	United States	76/637,545	4/29/2005	3125016	8/1/2006	10	Registered
STAGE	United States	76/637,543	4/29/2005	3089265	5/9/2006	10	Registered
WEDGE	United States	76/637,503	4/29/2005	3128204	8/8/2006	10	Registered
ZEPPELIN	United States	77/217,131	6/27/2007	3385004	2/19/2008	20	Registered

SCHEDULE 2.14A – PATENTS AND INTELLECTUAL PROPERTY - CLAIMS
Stock Purchase and Recapitalization Agreement

Corda Roy patent litigation –

Corda Roy's has accepted and the Company has paid a $3,000 settlement offer for a full release and termination of litigation. The Company no longer makes the allegedly infringing item.

{00096722. }

SCHEDULE 2.16 – TAXES
Stock Purchase and Recapitalization Agreement

The Company has accrued real property tax liability in the amount of $90,049; this amount is not due as of the date of this Agreement.

{00096732. }

SCHEDULE 2.18 – PERMITS
Stock Purchase and Recapitalization Agreement

1. Gwinnett County, Georgia Business License

{00096701. }

SCHEDULE 2.20 – FINDERS FEE
Stock Purchase and Recapitalization Agreement

The Company entered into an agreement with Downshire Capital, Inc. ("Downshire") whereby the Company agreed to pay 5% of the total capital raised to Downshire for certain services. Downshire has agreed verbally to accept common stock in Parent equal to 2.5% of the funds raised in connection with the Initial Financing.

{00096785. }

SCHEDULE 3.2 – BUYER REQUIRED CONSENTS
Stock Purchase and Recapitalization Agreement

None

{00097071.}

SCHEDULE 3.6 – CAPITALIZATION
Stock Purchase and Recapitalization Agreement

{00097071. }

SCHEDULE 3.11 – LIABILITIES
Stock Purchase and Recapitalization Agreement

None

{00097071. }

SCHEDULE 3.12 – ABSENCE OF CERTAIN CHANGES
Stock Purchase and Recapitalization Agreement

None

{00097071. }

SCHEDULE 3.13 – CONTRACTS
Stock Purchase and Recapitalization Agreement

None

{00097071.}

SCHEDULE 3.18 – FINDERS FEES
Stock Purchase and Recapitalization Agreement

None

{00097071. }